EXHIBIT 11

              INTERCELL INTERNATIONAL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (Unaudited)


                                            Three months                Nine months
                                           ended June 30,              ended June 30,
                                    ----------------------------  ---------------------------
                                        2001           2000           2001          2000
                                    -------------  -------------  ------------  -------------
Net income (loss)                   $(    25,000)  $(   203,000)  $ (  65,000)  $    460,000

Deemed dividends on Series C and
  D preferred stock relating to
  in-the-money conversion terms      (    14,000)   (    14,000)   (   43,000)   (    43,000)
Accrued dividends on Series D
  preferred stock                    (    39,000)   (    39,000)   (  117,000)   (   114,000)
Accretion on Series C and E
  preferred stock                    (     6,000)   (    90,000)   (   16,000)   (   103,000)
                                    -------------  -------------  ------------  -------------

Net income (loss) applicable to
  common shareholders               $(    84,000)  $(   346,000)  $(  241,000)  $    200,000
                                    =============  =============  ============  =============

Weighted average number of common
  shares outstanding                   4,995,100      4,994,559     4,995,100      4,652,213

Common equivalent shares
  representing shares issuable
  upon exercise of outstanding
  options and warrants and
  convertible stock                            -              -             -      5,438,929
                                    -------------  -------------  ------------  -------------

                                       4,995,100      4,994,559     4,995,100     10,091,142
                                    =============  =============  ============  =============

Basic loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations         $ (     0.02)  $(      0.09)  $(     0.06)  $       0.02
    Gain from discontinued
      operations                            0.00           0.00          0.01           0.00
    Extraordinary gain                      0.00           0.02          0.00           0.02
                                    -------------  -------------  ------------  -------------

Basic income (loss) per
  common share                      $ (     0.02)  $(      0.07)  $(     0.05)  $       0.04
                                    =============  =============  ============  =============

Diluted loss per share applicable
  to common shareholders:
    Income (loss) from
      continuing operations         $ (     0.02)  $(      0.09)  $(     0.06)  $       0.01
    Gain from discontinued
      operations                            0.00           0.00          0.01           0.00
    Extraordinary gain                      0.00           0.02          0.00           0.01
                                    -------------  -------------  ------------  -------------

Diluted income (loss) per
  common share                      $ (     0.02)  $(      0.07)  $(     0.05)  $       0.02
                                    =============  =============  ============  =============

Stock options, warrants and convertible preferred stock are not considered in the calculations for those periods with net losses as the impact of the potential common shares (approximately 3,517,438 shares at June 30, 2001 and approximately 5,438,929 shares at June 30, 2000) would be to decrease net loss per share.


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